Exhibit 10.14

February 9, 1999



Mr. Thomas Wilkinson
President and Chief Executive Officer
Wisconsin Community Bank
580 N. Main St.
Cottage Grove, Wisconsin 53527

Dear Mr. Wilkinson,

This Letter Agreement (the "Agreement") will evidence our mutual understanding and agreement regarding the following referenced matters in conjunction with the purchase of various branch offices and other assets, and the assumption of certain deposit and other liabilities, of Bank One Wisconsin, ("SELLER" herein) by Wisconsin Community Bank ("BUYER" herein) pursuant to a certain Office Purchase and Assumption Agreement by and between BUYER and SELLER of even date herewith (and, as may be amended by the parties, the "P&A Agreement" herein). Except as otherwise noted, capitalized terms set forth herein shall have the same meaning as set forth in the P&A Agreement. Section references contained herein shall refer to the corresponding sections of the P&A Agreement.

SELLER and BUYER hereby agree as follows:

1. Section 1.4(a)(iii) of the P&A Agreement is hereby amended to read in its entirety as follows:

(iii) A percentage applied to the aggregate "Core Deposits" (as hereinafter defined) of the Office as of the close of business on the Closing Date calculated as set forth in Exhibit A attached hereto and incorporated herein by reference. The term "Core Deposits" shall mean the aggregate balance of all Deposit Liabilities of the Office (which aggregate balance shall include all interest included on such Deposit Liabilities as of the close of business on the Closing Date, whether or not such interest is actually posted to the account on the Closing Date) but shall exclude deposits of governmental or political subdivisions, if any. The amount calculated as set forth herein as of the close of business on the Closing Date is hereinafter called the "Acquisition Consideration;" and

2. Section 3.1(u) of the P&A Agreement is hereby amended to provide that the "knowledge" of BANK ONE shall mean the actual knowledge of the Area Manager of BANK ONE with responsibility for the Office.

3. Section 7.2(c) of the P&A Agreement is hereby amended to add the following:

Anything to the contrary herein notwithstanding, BUYER shall not be liable to reimburse BANK ONE for costs incurred by BANK ONE in conjunction with training of Transferred Employees in accordance with this section.

4. Section 8.3 of the P&A Agreement is hereby amended to add the following:

BANK ONE shall indemnify and hold harmless BUYER from and against any liability to third-party borrowers which i) is actually incurred by BUYER and which ii) arises as a direct result of liability to third-party borrowers as a result of acts or conduct of BANK ONE in conjunction with the management of the Office Loans prior to the Closing (the "Office Loan Indemnification" herein). The Office Loan Indemnification shall be subject to the contingencies pertaining to notice and the ability of BANK ONE to assume the defense of such claims otherwise relating to indemnification by BANK ONE under the P&A Agreement and set forth in section 8.3 thereof. Further, the Office Loan Indemnification shall apply solely to the liability of BUYER to third-party borrowers for losses incurred as a direct result of the foregoing referenced actions against BUYER as provided herein which: i) relate solely to the Office Loan, ii) are commenced prior to the first anniversary of the Closing Date, iii) exceed the sum of $12,500 for each such claim, and iii) in an aggregate amount do not exceed the sum of $500,000.00. The Office Loan Indemnification obligations of BANK ONE hereunder shall not include any liability or loss; i) arising out of actions taken by BUYER with respect to the Office Loans, ii) for matters that would otherwise enable BUYER to exercise its right to "put back" the Office Loans to BANK ONE under the terms of the Agreement irrespective of the fact that the underlying claim is made by BUYER after expiration of the Option Exercise Date, or iii) arising with respect to matters pertaining to credit quality. Nothing contained herein shall be construed as expanding the rights of BUYER with respect to the "put option" as otherwise set forth in Schedule S to the P&A Agreement.

5. Section 8.8 is hereby amended to provide that BANK ONE shall remove its signs located at the Office at its own expense and shall repair any damages to the Office resulting from such removal.

6.   Section 10.8(c) is hereby amended to provide as follows:

The term "Permitted Exceptions" shall mean, with respect to the Owned Real Estate, (i) those five standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold title insurance policy, and any other exceptions, restrictions, easements, rights of way, and encumbrances referenced in the Title Commitment delivered by BANK ONE to BUYER under section 2.1(b) of this Agreement to which BUYER does not unreasonably object; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; and
(iii) such other exceptions as are approved by BUYER in writing.

7.   Section 10.15 is hereby amended to add the following;

Anything to the contrary herein not withstanding, BANK ONE shall not retain the Deposit in the event that i) BANK ONE elects to terminate the Agreement pursuant to Section 9.2(g) of the Agreement or ii) in the event that BUYER is denied necessary regulatory approvals for the transactions contemplated by the Agreement unless such denial is based upon lack of capital adequacy, competitive concerns, or Y2-k concerns.


Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to modify, amend, or otherwise impact the duties and obligations of SELLER and BUYER under the terms of the P&A Agreement. Except as otherwise expressly contemplated by this Agreement, in the event of a conflict between the terms of this Agreement and the P&A Agreement the terms of the P&A Agreement shall govern. The terms and conditions of this Agreement shall be subject to the confidentiality requirements of Section 8.01 of the P&A Agreement.

Please indicate your acknowledgment and agreement with the foregoing by signing in the space provided below and retaining one originally signed copy for your files while returning one originally signed copy to the undersigned.

Thank you.

                              Bank One Wisconsin


                              By: /s/ William E. Read
                                 ---------------------
                              Its: President & CEO

Acknowledged and agreed to
as of the date above written.

Wisconsin Community Bank


By: /s/ Thomas Wilkinson
   ---------------------
Its: President & CEO